Exhibit 99.1
FOR IMMEDIATE RELEASE

Jackson Announces Second Quarter 2023 Results

LANSING, Mich. — August 8, 2023 — Jackson Financial Inc. (NYSE: JXN) (Jackson®) today announced financial results for the second quarter ended June 30, 2023.

Key Highlights

▪Net income attributable to Jackson Financial Inc. common shareholders of $1,204 million, or $14.21 per diluted share, including the net impact of market risk benefits and hedging results
▪Adjusted operating earnings1 of $283 million, or $3.34 per diluted share, compared to $407 million, or $4.56 per diluted share in second quarter of 2022
▪Returned $100 million to common shareholders in the second quarter through $47 million of share repurchases and $53 million in dividends; remain committed to achieving 2023 capital return target of $450-$550 million
▪Second quarter 2023 registered index-linked annuity (RILA) sales of $541 million, up from $490 million in the second quarter of 2022
▪Total annuity account value of $227 billion increased 9% from the second quarter of 2022, driven largely by higher equity markets over the 12-month period
▪Estimated Risk Based Capital (RBC) ratio at Jackson National Life Insurance Company as of the second quarter of 2023 was up from the first quarter of 2023 and within our target range of 425-500%
▪Holding company assets (excluding equity in subsidiaries) of nearly $1.5 billion at the end of the second quarter, including cash and highly liquid securities of nearly $1 billion, significantly above Jackson’s 2023 targeted minimum liquidity buffer of 2x annual holding company expenses

Laura Prieskorn, President and Chief Executive Officer of Jackson, stated, “Jackson’s second quarter 2023 results highlight our continued progress toward our strategic and operational goals. We successfully launched our enhanced RILA offering in June, positioning ourselves well in this attractive market. In line with our commitments, we returned $100 million to common shareholders through dividends and share buybacks over the second quarter and remain committed to achieving our 2023 capital return target of $450-$550 million. We retained significant financial flexibility with an estimated operating company RBC ratio within our target range and above our first quarter 2023 level. We also maintained healthy levels of excess liquidity at the holding company, which supports our continued confidence to achieve our 2023 key financial targets and create long-term value for shareholders.”

Consolidated Second Quarter 2023 Results

The company reported net income attributable to Jackson Financial Inc. common shareholders of $1,204 million, or $14.21 per diluted share for the three months ended June 30, 2023, compared to $3,263 million, or $36.59 per diluted share for the three months ended June 30, 2022. The current quarter net income primarily reflects a smaller net hedging gain compared to the prior year’s second quarter. The net hedging results were driven by freestanding derivative losses in the current quarter due to comparatively stronger equity market returns, partially offset by improved market risk benefits results from comparatively favorable equity market returns and
1 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.

interest rate movements in the current quarter. The change in the reported fair value of derivatives is not expected to match the change in hedged liabilities on a U.S. GAAP basis period-to-period, which can result in net income volatility. We believe adjusted operating earnings better represent the underlying performance of our business as the figure excludes, among other things, changes in fair value of derivative instruments and market risk benefits tied to market volatility. Additionally, net income in the second quarter reflects a $118 million gain from business reinsured to third parties, while the prior year’s second quarter included a gain of $1,441 million. These figures consist of the gain/loss on a funds withheld reinsurance treaty and the related net investment income, which do not impact our statutory capital or free cash flow and can be volatile quarter to quarter.

Adjusted operating earnings for the three months ended June 30, 2023 were $283 million, or $3.34 per diluted share, compared to $407 million or $4.56 per diluted share for the three months ended June 30, 2022. The decline in adjusted operating earnings was primarily the result of higher operating and interest expenses, lower spread income from resetting minimum interest crediting rates on variable annuity fixed rate options in 2023, a loss on operating derivatives compared to a gain in the prior year’s second quarter due to higher short-term interest rates, and lower fee income as a result of lower average variable annuity AUM. These were partially offset by higher net investment income and improved mortality in the closed block life business.

The current quarter adjusted operating earnings included a greater degree of underperformance of private equity and other limited partnership returns relative to a 10% annualized return assumption than in the second quarter of 2022, resulting in a negative $12 million pretax comparative variance. The current quarter also included a $25 million pretax allowance for reinsurance credit losses, with no similar item in the second quarter of 2022.

Total common shareholders’ equity was $8.1 billion or $98.27 per diluted share as of June 30, 2023, compared to $8.6 billion or $100.56 per diluted share as of year-end 2022. Adjusted book value attributed to common shareholders2 was $9.6 billion or $115.63 per diluted share as of June 30, 2023, compared to $9.9 billion or $115.36 per diluted share as of year-end 2022. The decrease over the first half of 2023 was primarily the result of non-operating hedging losses partially offset by adjusted operating earnings of $554 million.

Segment Results – Pretax Adjusted Operating Earnings2

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Retail Annuities	$328	$425
Institutional Products	17	19
Closed Life and Annuity Blocks	7	12
Corporate and Other	(47)	8
Total[3]	$305	$464

Retail Annuities

Retail Annuities reported pretax adjusted operating earnings of $328 million in the second quarter of 2023 compared to $425 million in the second quarter of 2022. The current quarter was impacted by lower spread income due to resetting minimum interest crediting rates on variable annuity fixed rate options in 2023, lower fee income resulting from lower average variable annuity AUM, higher operating and interest expenses, and a loss on operating derivatives compared to a gain in the prior year’s second quarter. These were partially offset by higher net investment income.

2 For the reconciliation of non-GAAP measures to the most comparable GAAP measure, please see the explanation of Non-GAAP Financial Measures in the Appendix to this release.
3 See reconciliation of Net Income to Total pretax adjusted operating earnings in the Appendix to this release.

Current quarter total annuity sales of $3.1 billion were in line with the first quarter of 2023 and down 25% from the second quarter of 2022. Traditional variable annuity sales have stabilized over recent quarters and were down 33% compared to the second quarter of 2022, primarily due to consumer preferences for asset protection. The current quarter also included $541 million of sales of RILA products, up from $490 million in the second quarter of 2022. Fixed and fixed indexed annuity sales in the current quarter totaled $115 million, up from $19 million in the second quarter of 2022.

Institutional Products

Institutional Products reported pretax adjusted operating earnings of $17 million in the second quarter of 2023, broadly in line with $19 million in the second quarter of 2022. Total sales for the current quarter were $304 million. Net flows totaled $100 million in the current quarter, and total account value of $8.9 billion was up from $8.5 billion in the second quarter of 2022.

Closed Life and Annuity Blocks

Closed Life and Annuity Blocks reported pretax adjusted operating earnings of $7 million in the second quarter of 2023 compared to $12 million in the second quarter of 2022. The current quarter was negatively impacted by lower income on operating derivatives, an allowance for reinsurance losses, and higher operating expenses, partially offset by improved mortality.

Corporate and Other

Corporate and Other reported a pretax adjusted operating loss of $(47) million in the second quarter of 2023 compared to income of $8 million in the second quarter of 2022. The change was primarily due to higher incentive compensation in the current quarter and lower deferred compensation expenses in the prior year’s second quarter, as well as lower income on operating derivatives in the current quarter.

Capitalization and Liquidity

(Unaudited, in billions)	June 30, 2023	March 31, 2023
Statutory Total Adjusted Capital (TAC) Jackson National Life Insurance Company	$3.8	$4.7
Jackson National Life Insurance Company’s (JNLIC) estimated RBC ratio as of second quarter 2023 was up from the first quarter of 2023 and within our 425-500% target range.

Statutory TAC at JNLIC was $3.8 billion as of the current quarter, down from $4.7 billion as of the first quarter of 2023. TAC decreased primarily due to hedging losses as reserve releases were limited by the cash surrender value minimum reserve, and related tax impacts including deferred tax asset admissibility limits.

The reduction in TAC from the first quarter was more than offset by the benefit of a decline in estimated company action level (CAL) required capital. The required capital benefit was largely due to the impact of second quarter equity market appreciation and rising interest rates, as well as periodic rebalancing of the portfolio mix resulting in the sale of certain limited partnership investments from JNLIC to Jackson Financial Inc. with the expectation that JFI will sell these investments in future quarters.

Holding company assets (excluding equity in subsidiaries) totaled nearly $1.5 billion, including cash and liquid assets of nearly $1 billion as of June 30, 2023, which was above our targeted minimum liquidity buffer of 2x annual holding company expenses. The holding company assets include proceeds from our preferred equity issuance in the first quarter of 2023, which helped to effectively prefund our $600 million senior debt maturity in November 2023.

Earnings Conference Call

Jackson will host a conference call Wednesday, August 9, 2023, at 9 a.m. ET to review the second quarter results. The live webcast is open to the public and can be accessed at https://investors.jackson.com. A replay will be available following the call.

To register for the webcast, click here.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this release not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words, such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “confident” and “commit” or similar expressions. In particular, statements regarding plans, strategies, prospects, targets and expectations regarding the business and industry are forward-looking statements. They reflect expectations, are not guarantees of performance and speak only as of the dates the statements are made. We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. Factors that could cause actual results to differ materially from those in the forward-looking statements include those reflected in Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023, (the "2022 Annual Report"), as Part II, Item 7 was recast to reflect the adoption of the Long Duration Targeted Improvements accounting principle in our Current Report on Form 8-K filed May 10, 2023, and elsewhere in the Company’s reports filed with the U.S. Securities and Exchange Commission. Except as required by law, Jackson Financial Inc. does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements.

Certain financial data included in this release consists of non-GAAP (Generally Accepted Accounting Principles) financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-GAAP financial measures provide useful information to investors in measuring the financial performance and condition of its business, investors are cautioned not to place undue reliance on any non-GAAP financial measures and ratios included in this release. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” Appendix of this release.

Certain financial data included in this release consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company annual and/or quarterly statements filed with the Michigan Department of Insurance and Financial Services and available in the investor relations section of the Company’s website at investors.jackson.com/financials/statutory-filings.

ABOUT JACKSON
Jackson® (NYSE: JXN) is committed to helping clarify the complexity of retirement planning—for financial professionals and their clients. Through our range of annuity products, financial know-how, history of award-winning service* and streamlined experiences, we strive to reduce the confusion that complicates retirement planning. We take a balanced, long-term approach to responsibly serving all our stakeholders, including customers, shareholders, distribution partners, employees, regulators and community partners. We believe by providing clarity for all today, we can help drive better outcomes for tomorrow. For more information, visit www.jackson.com.

Visit investors.jackson.com to view information regarding Jackson Financial Inc., including a supplement regarding the Second Quarter 2023 results. We use this website as a primary channel for disclosing key information to our investors, some of which may contain material and previously non-public information.

*SQM (Service Quality Measurement Group) Contact Center Awards Program for 2004 and 2006-2022, for the financial services industry (To achieve world-class certification, 80% or more of call-center customers surveyed must have rated their experience as very satisfied, the highest rating possible).

Jackson® is the marketing name for Jackson Financial Inc., Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).

Investor Relations Contacts:
Liz Werner
elizabeth.werner@jackson.com

Andrew Campbell
andrew.campbell@jackson.com

Media Contact:
Patrick Rich
patrick.rich@jackson.com

APPENDIX

Non-GAAP Financial Measures

In addition to presenting our results of operations and financial condition in accordance with GAAP, we use and report selected non-GAAP financial measures. Management believes the use of these non-GAAP financial measures, together with relevant GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying performance drivers of our business. These non-GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with GAAP and should not be viewed as a substitute for the GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted Operating Earnings

Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under GAAP or that are non-recurring in nature, as well as certain other revenues and expenses that we do not view as driving our underlying performance. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations.

For additional detail on the excluded items, please refer to the supplement regarding the second quarter ended June 30, 2023, posted on our website, https://investors.jackson.com.

The following is a reconciliation of Adjusted Operating Earnings to net income (loss) attributable to Jackson Financial Inc. common shareholders, the most comparable GAAP measure.

GAAP Net Income (Loss) to Adjusted Operating Earnings

	Three Months Ended
(in millions, except per share data)	June 30, 2023	June 30, 2022
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$1,204	$3,263
Add: dividends on preferred stock	13	—
Add: income tax expense (benefit)	245	845
Pretax income (loss) attributable to Jackson Financial Inc.	1,462	4,108
Non-operating adjustments – (income) loss:
Guaranteed benefits and hedging results:
Fees attributed to guaranteed benefit reserves	(781)	(765)
Net movement in freestanding derivatives	1,911	(2,847)
Market risk benefits (gains) losses, net	(2,570)	1,184
Net reserve and embedded derivative movements	194	—
Amortization of DAC associated with non-operating items at date of transition to LDTI	149	166
Total guaranteed benefits and hedging results	(1,097)	(2,262)
Net realized investment (gains) losses	40	(5)
Net realized investment (gains) losses on funds withheld assets	134	(1,077)
Net investment income on funds withheld assets	(252)	(364)
Other items	18	64
Total non-operating adjustments	(1,157)	(3,644)
Pretax adjusted operating earnings	305	464
Less: operating income tax expense (benefit)	9	57
Adjusted operating earnings before dividends on preferred stock	296	407
Less: dividends on preferred stock	13	—
Adjusted operating earnings	$283	$407

Weighted Average diluted shares outstanding	84,754,611	89,168,775
Net income (loss) per diluted share	$14.21	$36.59
Adjusted Operating Earnings per diluted share	$3.34	$4.56

Adjusted Book Value Attributable to Common Shareholders

Adjusted Book Value Attributable to Common Shareholders excludes Preferred Stock and Accumulated Other Comprehensive Income (Loss) ("AOCI") attributable to Jackson Financial Inc ("JFI"). AOCI attributable to JFI excludes AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to JFI from Adjusted Book Value Attributable to Common Shareholders because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to JFI is more useful to investors in analyzing trends in our business.

(in millions)	June 30, 2023	December 31, 2022
Total shareholders’ equity	$8,652	$8,646
Less: Preferred equity	533	—
Total common shareholders’ equity	8,119	8,646
Adjustments to total common shareholders’ equity:
Exclude Accumulated Other Comprehensive (Income) Loss attributable to Jackson Financial Inc.	1,435	1,272
Adjusted Book Value Attributable to Common Shareholders	$9,554	$9,918

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
(in millions, except share and per share data)
Assets
Investments:
Debt Securities, available-for-sale, net of allowance for credit losses of $16 and $23 at June 30, 2023 and December 31, 2022, respectively (amortized cost: 2023 $47,871; 2022 $48,798)	$42,063	$42,489
Debt Securities, at fair value under fair value option	2,210	2,173
Debt Securities, trading, at fair value	101	100
Equity securities, at fair value	267	393
Mortgage loans, net of allowance for credit losses of $162 and $95 at June 30, 2023 and December 31, 2022, respectively	10,303	10,967
Mortgage loans, at fair value under fair value option	509	582
Policy loans (including $3,438 and $3,419 at fair value under the fair value option at June 30, 2023 and December 31, 2022, respectively)	4,381	4,377
Freestanding derivative instruments	946	1,270
Other invested assets	3,503	3,595
Total investments	64,283	65,946
Cash and cash equivalents	2,100	4,298
Accrued investment income	528	514
Deferred acquisition costs	12,599	12,923
Reinsurance recoverable, net of allowance for credit losses of $39 and $15 at June 30, 2023 and December 31, 2022, respectively	27,069	29,046
Reinsurance recoverable on market risk benefits, at fair value	194	221
Market risk benefit assets, at fair value	5,957	4,865
Deferred income taxes, net	681	320
Other assets	850	944
Separate account assets	212,719	195,906
Total assets	$326,980	$314,983

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
(in millions, except share and per share data)
Liabilities and Equity
Liabilities
Reserves for future policy benefits and claims payable	$12,003	$12,318
Other contract holder funds	56,477	58,190
Market risk benefit liabilities, at fair value	4,463	5,662
Funds withheld payable under reinsurance treaties (including $3,602 and $3,582 at fair value under the fair value option at June 30, 2023 and December 31, 2022, respectively)	21,170	22,957
Long-term debt	2,633	2,635
Repurchase agreements and securities lending payable	1,678	1,048
Collateral payable for derivative instruments	498	689
Freestanding derivative instruments	1,816	2,065
Notes issued by consolidated variable interest entities, at fair value under fair value option	1,996	1,732
Other liabilities	2,104	2,403
Separate account liabilities	212,719	195,906
Total liabilities	317,557	305,605

Equity
Series A non-cumulative preferred stock and additional paid in capital, $1 par value per share: 24,000 shares authorized; shares issued: 2023 - 22,000; liquidation preference $25,000 per share	533	—
Common stock; 1,000,000,000 shares authorized, $0.01 par value per share and 81,910,831 and 82,690,098 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	1	1
Additional paid-in capital	5,997	6,063
Treasury stock, at cost; 12,570,175 and 11,784,813 shares at June 30, 2023 and December 31, 2022, respectively	(466)	(443)
Accumulated other comprehensive income (loss), net of tax expense (benefit) of $(127) and $(66) at June 30, 2023 and December 31, 2022, respectively	(3,365)	(3,378)
Retained earnings	5,952	6,403
Total shareholders' equity	8,652	8,646
Noncontrolling interests	771	732
Total equity	9,423	9,378
Total liabilities and equity	326,980	314,983

Condensed Consolidated Income Statements

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2023	2022	2023	2022
Revenues
Fee income	$1,913	$1,934	$3,801	$3,946
Premiums	52	32	77	69
Net investment income:
Net investment income excluding funds withheld assets	420	328	835	758
Net investment income on funds withheld assets	252	364	559	624
Total net investment income	672	692	1,394	1,382
Net gains (losses) on derivatives and investments:
Net gains (losses) on derivatives and investments	(2,112)	2,938	(4,838)	1,372
Net gains (losses) on funds withheld reinsurance treaties	(134)	1,077	(807)	2,105
Total net gains (losses) on derivatives and investments	(2,246)	4,015	(5,645)	3,477
Other income	19	21	34	41
Total revenues	410	6,694	(339)	8,915

Benefits and Expenses
Death, other policy benefits and change in policy reserves, net of deferrals	241	274	469	574
(Gain) loss from updating future policy benefits cash flow assumptions, net	10	14	24	29
Market risk benefits (gains) losses, net	(2,570)	1,184	(2,744)	(723)
Interest credited on other contract holder funds, net of deferrals and amortization	295	209	580	406
Interest expense	58	24	101	44
Operating costs and other expenses, net of deferrals	620	543	1,236	1,209
Amortization of deferred acquisition costs	291	307	584	624
Total benefits and expenses	(1,055)	2,555	250	2,163
Pretax income (loss)	1,465	4,139	(589)	6,752
Income tax expense (benefit)	245	845	(313)	1,233
Net income (loss)	1,220	3,294	(276)	5,519
Less: Net income (loss) attributable to noncontrolling interests	3	31	4	62
Net income (loss) attributable to Jackson Financial Inc.	1,217	3,263	(280)	5,457
Less: Dividends on preferred stock	13	—	13	—
Net income (loss) attributable to Jackson Financial Inc. common shareholders	$1,204	$3,263	$(293)	$5,457

Earnings per share
Basic	$14.58	$37.96	$(3.55)	$62.98
Diluted[1]	$14.21	$36.59	$(3.55)	$60.60
(1) In a quarter in which we reported a net loss attributable to Jackson Financial Inc., all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from the diluted EPS calculation were 2,794,562 shares for the six months ended June 30, 2023.